                                                                    EXHIBIT 99.2

INTERMET CORPORATION
5445 Corporate Drive, Suite 200
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501


INTERMET


                                               NEWS RELEASE

                                               For IMMEDIATE Release
                                               Contact: Mike Kelly
                                               INTERMET Corporation
                                               248-952-2500

ROBERT E. BELTS NAMED VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL OFFICER OF INTERMET

TROY, Mich., August 14, 2002 - INTERMET Corporation (Nasdaq: INMT) announced today that Robert E. Belts has been named Vice President of Finance and Chief Financial Officer. In this position, Mr. Belts assumes responsibility for all financial operations of the company and is a member of the Corporate Operating Committee. He is based at INTERMET corporate headquarters in Troy, Michigan.

"We are very pleased to welcome Bob to INTERMET," said John Doddridge, Chairman and Chief Executive Officer. "He will be key member of our senior management team. Bob's extensive knowledge of the vehicle manufacturing and powertrain businesses, combined with his strong financial background and sharp focus on fiscal discipline, make him an ideal person for this vital role. We are fortunate to get someone of his caliber."

Mr. Belts comes to INTERMET after a 31-year career with Detroit Diesel Corporation, most recently serving as Senior Vice President and Chief Financial Officer. Prior to this position, he was Vice President and Controller with Detroit Diesel. He began his career at the former Detroit Diesel-Allison division of General Motors Corporation, rising to the position of Divisional Director of Budgets and General Accounting. Detroit Diesel-Allison transitioned to an independent company in 1988.

He received a BBA degree from the University of Missouri and an MBA from Michigan State University.

Mr. Belts and his family make their home in Plymouth, Michigan.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the leading supplier of cast-metal automotive components in the world. The company has more than 6,000 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.

                                       ###

(Photo available upon request by calling 248-952-2500.)